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                                  EXHIBIT 99.1


FROM:                                   FOR:
Swenson NHB Investor Relations        SITEL Corporation
121 South Eighth St. Suite 1111       300 East Lombard, Suite 850
Minneapolis, Minn. 55402              Baltimore, Md. 21202
Contact: Doug Ewing                   612-371-0000
                                      Contact: Phil Clough, President, or
                                      Jim Jacobson, Investor Relations
                                      410-659-5700

      SITEL AND LEND LEASE CORPORATION (AUSTRALIA) ESTABLISH JOINT VENTURE

            Joint Venture to Provide Outsourced Call Center Solutions
                       Throughout the Asia Pacific Region

  OMAHA, Neb., Jan. 21 -- SITEL Corporation (NYSE:SWW), the global leader in teleservicing, today announced that it has signed an agreement with Lend Lease Corporation Limited, Sydney, Australia, to provide outsourced call center solutions to corporations and government organizations throughout Asia Pacific. The joint venture will be named SITEL Asia Pacific, a Lend Lease Joint Venture Company.
  Lend Lease will initially acquire a 20 percent interest in SITEL's existing Asia Pacific business for (Aus)$10 million (approximately (US)$6.5 million) and is expected to eventually increase its stake to between 40 percent and 49 percent. The Joint Venture will extend to most countries in the Asia Pacific region including Australia, Japan, Singapore and Hong Kong where SITEL Asia Pacific currently operates five call centers. SITEL Asia Pacific currently has a significant existing customer base including major multinational corporations such as Microsoft and American Express.
  Lend Lease Corporation is one of Australia's most successful companies with an unbroken 20-year record of profit growth. With operating revenues for its most recent fiscal year of approximately (US)$1.4 billion and net income of over
(US)$200 million, Lend Lease is a leader in property and financial services with operations in Asia, Australia, North and South America and Europe. This investment will be made by IT+T Investments, one of the eight divisions of Lend Lease, which is responsible for the development of Lend Lease's information technology and telecommunications business. Its current activities include joint ventures with IBM and Telstra in Information Technology services (IBM Global Services Australia) and network services (Advantra).
  Michael P. May, SITEL Corporation's Chief Executive Officer said, "We are immensely pleased and proud that Lend Lease, a leading company in the Asia Pacific region, will be joining SITEL as our partner. Lend Lease's presence and depth of resources in the region, combined with SITEL's breadth of experience in providing outsourced teleservices for over 400 clients in 17 countries around the world, is a combination that will permit us together to provide an exceptionally high level of service to our clients in this part of the world.
We have been impressed with Lend Lease's energetic, innovative and entrepreneurial culture and believe our two organizations will be able to work extremely well together."
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  The business will be headed initially by Susie Young of Lend Lease who will act as President of SITEL Asia Pacific. The newly appointed Chief Operating Officer of SITEL Asia Pacific is Lee Shelton, formerly president of SITEL's telecommunications industry business unit in the United States. Mr. Shelton will relocate to Sydney in March.
  David Higgins, Managing Director of Lend Lease Corporation said, "I am delighted that the leading provider of teleservices in the world has chosen Lend Lease to be its partner in developing this capability throughout Asia Pacific. The investment in SITEL Asia Pacific is a natural extension of Lend Lease's expansion of information services throughout the region. Lend Lease's existing investments in IBM Global Services Australia and Advantra have already exceeded expectations and we expect the SITEL joint venture to follow suit."
  The joint venture transaction with Lend Lease excludes SITEL's Telebusiness business unit which provides information technology solutions for call centers in the Asia Pacific region. As a result, SITEL will record a writedown of its investment in Telebusiness of approximately $8 to $12 million in the fourth quarter ended Dec. 31, 1997.
  Michael May said, "Given Lend Lease's relationship with IBM Global Services, it was clear that Telebusiness could not be included in this joint venture opportunity. SITEL Telebusiness will continue its ongoing work with the support of SITEL Corporation while we review the strategic opportunities for maximizing our investment in this business."
  SITEL Corporation is the global leader in providing outsourced telephone-based customer service and sales programs on behalf of corporations worldwide. The company operates over 12,500 workstations in 72 call centers in 17 countries throughout North America, Europe, Latin America and Asia-Pacific, covers over 25 languages and dialects, serves over 400 clients in nine industries and employs more than 18,000 people. For additional information about SITEL Corporation, please visit the company's website at http://www.sitel.com
                                      * * *
This news release contains forward-looking statements as to SITEL's expectations regarding an eventual increase in Lend Lease's ownership stake in SITEL Asia Pacific and the ability of the joint partners to work well together. Such forward-looking statements involve substantial risks and uncertainties. While the risks and uncertainties cannot all be predicted or quantified, important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, the following: Lend Lease has no obligation to increase its ownership stake in SITEL Asia Pacific and may choose, for reasons related or unrelated to the performance of the joint venture, including a change in its business objectives, not to increase its ownership stake or to dispose of its initial ownership stake in SITEL Asia Pacific. The ability of SITEL and Lend Lease to work well together will depend on many tangible and intangible factors, including without limitation the working relationship of the Lend Lease and SITEL executives running the day-to-day operations, the integration of the business cultures of Lend Lease and SITEL, and the convergence of the business objectives of each joint venture partner. Readers are encouraged to read the Risk Factors section of SITEL's most recent prospectus dated November 25, 1997, and SITEL's Form 10-K filed April 16, 1997, which describe other important factors that may impact the results expressed or implied by the forward-looking statements in this news release.

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1/21/98